Research Frontiers Licenses SmartGlass International
           to Make SPD-Smart Architectural Window Products

United Kingdom, Ireland and Woodbury, NY-March 19, 2007. Research Frontiers Incorporated (Nasdaq: REFR) and SmartGlass International Ltd. announced today that SmartGlass International Ltd. has acquired a non-exclusive license to use Research Frontiers' patented SPD-Smart(tm) light-control technology for architectural smart windows, skylights and similar products in the United Kingdom and Republic of Ireland. The minimum annual royalties and other license terms were not disclosed.

SmartGlass International's SPD-Smart products can be manually or automatically "tuned" to precisely control the amount of light, glare and heat passing through glass or plastic. These products foster innovative building design opportunities never before available.

Glass facades using patented SPD light-control technology reduce the need for air conditioning during the summer months and heating during winter. The ability to instantly switch the glass to maximize daylight when it's really needed and to provide controllable solar shading during peak light conditions is unique.

John Browne, Executive Director of SmartGlass International, noted: "The use of intelligent glass provides added value and increased flexibility in new building design, improves working environments and buildings ergonomics, saves energy, and increases the well being of building occupants. As a company dedicated to bringing environmentally friendly "green" building products and unique design abilities to our customers, we are pleased to now have the expanded resources through the merger of the smartglass businesses of SmartGlass Ireland and Vision (Environmental Innovation) Ltd. Under license from Research Frontiers, we can now offer SPD-Smart products over a wider geographic area, and we plan continued expansion of this very attractive line of our business. SmartGlass International believes with the recent announcement of stringent legislation on the reduction of CO2 emissions, and the availability of wide-width SPD-Smart film, the architectural smart glass market is set to grow at a significant rate over the next five years." Further details can be found at www.smartglassinternational.com and www.SmartGlass.com.

About SmartGlass International Ltd.

The team of professionals at SmartGlass International (SGI) has been involved in the development of architectural smart glass technologies for over 10 years, and SmartGlass International has been a dedicated smart glass manufacturer in the international market since 2003. The company was founded after meeting at the first Research Frontiers Licensees' Conference in 2004 when the Directors of Vision (Environmental Innovation) Ltd., based in the UK, and Smart Glass Ireland decided to join forces to launch a global SmartGlass product range for the end-user architectural market.

SmartGlass International (SGI) is a dedicated manufacturer of electronically controlled SPD-SmartGlass and other innovative glass and environmentally-friendly products. SGI also offers its customers unique and bespoke SmartGlass services including technical advice, full consultancy, design proposals, supply-only glass service, control systems, service and maintenance through to complete "design & build" turnkey solutions.

SGI's experienced sales and technical design teams work with its clients to create the optimum solution to meet specific aesthetic and performance requirements to international building standards. In addition to switchable glass, Design and engineering professionals at SGI have over 20 years experience in the design and manufacture of bespoke architectural structural designs used to complement and raise the profile of its smart glass product range.
Smartglass International Ltd has dedicated sales and technical support teams that responds quickly to customers with advice, design proposals and quotations, with the individual needs of the client in mind.

SmartGlass International will be showcasing SPD-SmartGlass at the forthcoming trade shows during 2007:

Title	                Location		Dates
Grand Designs Live	Excel London		8-10 June
Cedia			Excel London		25-28 June
Monaco Boat Show	Port Hercules Monaco	19-22 Sept
100% Detail		Earls Court London	20-23 Sept
Interbuild		NEC Birmingham UK	28 Oct- 1 Nov
Plan Expo		RDS Dublin Irl		8-10 Nov

About Research Frontiers Incorporated and SPD Technology

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(tm) SPD-Smart(tm) controllable glass and plastic products. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the shading of glass or plastic, either manually or automatically. SPD technology product applications include:
SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, and mirrors; aircraft and marine windows and window shades; eyewear products; and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's New Award" from Popular Science magazine for home technology, received the 2007 North American
Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by approximately 450 patents and patent applications held by RFI worldwide. Currently 33 companies are licensed to use Research Frontiers' patented
SPD light-control technology in emulsions, films, or end-products.
Information about Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-SmartTM, SPD-SmartGlassTM, SmartGlassTM, VaryFastTM, Powered by SPDTM, The View of the Future - Everywhere You LookTM and Visit SmartGlass.com - to change your view of the worldTM are trademarks of Research Frontiers Incorporated.

For further information, please contact:

SmartGlass International Ltd.

John Browne (for customer and media inquiries in Ireland)
+ 353 1 201 6219
Robert Hudson (for customer and media inquiries in the UK)
+44 (0) 2392 250 660
info@smartglassinternational.com

Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
516-364-1902
info@SmartGlass.com